EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     In June 2002, the Plan announced that it had ended the engagement of Arthur Andersen LLP (“Arthur Andersen”) as independent public accountants for the Plan, and engaged KPMG LLP to serve as the Plan’s independent public accountants for the fiscal year ending July 31, 2002. For more information, see the Company’s current reports on Form 8-K, filed with the SEC on June 6, 2002.

     Due to the status of Arthur Andersen, we have been unable to obtain, after reasonable efforts, the consent of Arthur Andersen as to the incorporation by reference of their report for the Plan’s fiscal year ending July 31, 2001 into our previously filed registration statement (Registration No. 333-51607) under the Securities Act, and we have not filed that consent with this Annual Report on Form 11-K in reliance on Rule 437a of the Securities Act of 1933. Because we have not been able to obtain Arthur Andersen’s consent, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the Plan’s financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.